TSX: GSC	NEWS RELEASE	AMEX: GSS

GOLDEN STAR REPORTS RESULTS FROM
RECORD FOURTH QUARTER AND 2003

Denver, Colorado, February 3, 2004: Golden Star Resources Ltd. (AMEX: GSS; TSX: GSC) is pleased to announce record net income of $22.0 million as well as record gold production, record revenues and record cashflow from operations for 2003. The Company also reported record net income in the fourth quarter of 2003. (All currency in this news release is expressed in U.S. dollars, unless otherwise noted.)

2003 HIGHLIGHTS

•	Net income up 350% at $22.0 million

•	Revenues of $64.4 million, up 66% from 2002

•	Gold sales of 174,315 ounces, up 40% over 2002

•	Realized gold price of $364/ounce

•	Cash operating cost of $166/ounce, compared to $193/ounce in 2002

•	Net income per share of $0.20/share, compared to $0.07/share in 2002

FOURTH QUARTER HIGHLIGHTS

•	Record earnings of $7.9 million, or $0.07/share

•	Gold sales of 45,046 ounces, up 33% from 2002 quarter

•	Cash operating cost of $158/ounce

•	Realized gold price of $387/ounce

The improvements in results for the quarter and for the year ended December 31, 2003 were primarily due to higher revenues, which resulted from a combination of increased gold output at the Company’s Bogoso/Prestea gold mine and stronger gold prices. Improvements in ore grades and gold recovery at Bogoso/Prestea were responsible for the higher gold output.

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FINANCIAL AND OPERATIONAL SUMMARY FOR 2003

	2003	2002	2001

Gold sold (ounces)	174,315	124,400	87,936
Price realized ($ per ounce)	364	311	271
Cash operating cost ($ per ounce) (1)	166	193	263
Royalties ($ per ounce)	18	22	8
Total cash cost ($ per ounce) (1)	184	215	271
Revenues (in thousands $)	64,370	38,802	24,658
Net income (in thousands $)	21,956	4,856	(20,584)
Net income per share ($)	0.198	0.070	(0.488)
Net income per fully diluted share ($)	0.186	0.063	(0.488)
Average shares outstanding (in millions)	111.0	72.4	42.2
Fully diluted shares outstanding (in millions)	117.9	76.7	42.2
Shares outstanding, end of year	132.9	87.4	49.3

Note 1: See note on non-GAAP financial measures below.

Full details of our 2003 performance can be found in our Form 10-K, which we are filing with the SEC today and will shortly have available on our web site (http://www.gsr.com). All production during 2003 was mined from the Plant-North pit at Prestea and processed through the Bogoso mill.

	2003	2002	2001

Ore mined (thousands tonnes)	2,002	2,223	1,701
Waste mined (thousands tonnes)	6,792	5,211	4,851
Tonnes milled (thousands)	2,094	2,272	2,098
Average grade milled (g/t)	3.29	2.31	3.69
Mill recovery (%)	81.2	74.4	49.6

FINANCIAL AND OPERATIONAL SUMMARY FOR THE FOURTH QUARTER

	For the three months ended December 31,

	2003	2002

Gold sold (ounces)	45,046	34,654
Price realized ($ per ounce)	387	325
Cash operating cost ($ per ounce) (1)	158	221
Royalties ($ per ounce)	12	24
Total cash cost ($ per ounce) (1)	170	245
Revenues (in thousands $)	17,735	11,421
Net income (in thousands $)	7,914	1,011
Net income per share ($)	0.067	0.012
Average shares outstanding (in millions)	124.2	84.7

Note 1. See note on non-GAAP financial measures below.

	For the three months ended December 31,

	2003	2002

Ore mined (thousands tonnes)	347	576
Waste mined (thousands tonnes)	1,743	1,517
Tonnes milled (thousands)	531	594
Average grade milled (g/t)	2.85	2.22
Mill recovery (%)	85.5	80.4

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CASH AND CASH FLOW

Cash at the end of 2003 stood at $90.0 million, a $70.0 million increase from the cash position at the end of 2002. Improvements in gold prices and gold production levels combined to provide $29.1 million of cash flow from operations during 2003, an increase of $24.2 million as compared to 2002. A total of $70.2 million was spent on capital projects during 2003, including $22.8 million on development and construction of the Wassa project. This compares to capital spending of $16.1 million in 2002. During 2003, we raised a net $102.9 million from equity offerings. We ended 2003 with $0.8 million of debt, down from $5.3 million at the end of 2002.

BOGOSO/PRESTEA

The Bogoso mill processed an average of 5,736 tonnes of ore per day, down from 6,090 tonnes per day in 2002. Processing rates were reduced to optimize recoveries from the higher grade feed material. The slower processing rate, combined with a gravity circuit installed in 2001, combined to push gold recovery up to 81% versus 74% in 2002. All the mill feed to the Bogoso mill during 2003 came from the Plant-North pit on the Prestea property and we expect the same situation in 2004. We expect gold production from Bogoso/Prestea of approximately 135,000 to 155,000 ounces in 2004 at a projected cash operating cost of between $200 and $220 per ounce. This estimate excludes any production contribution during 2004 from the expansion project.

EXPANSION AT BOGOSO/PRESTEA

The recent growth of mineral reserves and mineral resources at Bogoso/Prestea and our confidence in the region’s gold potential has prompted planning for an expansion of our mining and processing operations at Bogoso/Prestea. The expansion plans consist of three elements: first, the construction of a second processing plant near Prestea; second, the conversion of the existing Bogoso mill to process refractory sulfide ores using bio-oxidation technology; and third, the expansion of our mining fleet to feed the expanded mill complex.

We expect the first phase of the expansion program, the construction of a second processing plant, to commence soon and to be completed by late 2004 with first production in 2005. The majority of the equipment for this phase of the expansion program was acquired in 2003 when we acquired a 4,500 tonne per day processing plant from an inactive mine in Ghana. Phase 2 of the expansion program, conversion of the existing Bogoso processing plant with the addition of a bio-oxidation circuit, is expected to commence in late 2004 and to be completed in 2005. The expansion is expected to increase overall gold production from Bogoso/Prestea, reduce average haulage costs, provide general economies of scale, and allow more efficient scheduling of our mining operations by being able to simultaneously process a full range of ore types.

WASSA DEVELOPMENT PROJECT

Following the successful completion of a feasibility study for the Wassa gold project in Ghana in July 2003, a lump sum turnkey contract was awarded to a South African contractor for the construction of a 10,000 tonne per day carbon-in-leach mill and infrastructure at Wassa. Construction is on track for a first-quarter 2004 completion and start-up. Construction and development costs at Wassa are projected at $25.5 million, with an approximate $15 million of capital needed for a mining fleet, scheduled in late 2004.

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Gold production from Wassa is expected to begin in early 2004 with the re-processing of existing heap leach pads through our new mill, producing an estimated 50,000 to 55,000 ounces of gold in 2004 at cash operating costs of between $200 and $240 per pounce. When mining from the open pit commences in early 2005, Wassa is expected to produce approximately 140,000 ounces annually at an average cash operating cost of about $200 per ounce. Mining permits are expected to be received to allow the start of operations in early 2004.

PRESTEA UNDERGROUND

The compilation of a mine-wide digital plan for the Prestea Underground was completed in 2003, with more detailed digitizing and structural mapping still taking place in areas of specific interest. This project pulled together over 100 years of mining and geologic records and the resulting electronic data base is now being used to identify unmined zones and to gain a better understanding of the potential of the Prestea gold system.

This work has identified a number of drill targets and we have begun drill testing the first of these. Our drilling program and the rate of our investment in the Prestea Underground is expected to expand significantly, with our investment in 2004 projected at $9.1 million. The 2004 exploration program will focus on drilling relatively shallow (400-500 meters depth) remnant quartz reef potential beneath the existing Plant-North pit and the proposed Beta-Boundary pit as well as drilling down dip beneath the Beta Boundary Shoot below 550 meters depth. In addition, underground drill stations will also be developed at 1,100 meters depth in preparation for drilling planned for 2005 on extensions of the Prestea Main Shoot beneath the Plant-North pit.

EXPANSION OF GHANA LAND POSITION

During 2003, the Company acquired the Asikuma and Mansiso exploration properties from Birim Goldfields Inc. for $3.4 million plus a net smelter return royalty. This followed the successful acquisition of the Mampon project from Ashanti Goldfields Company Limited in the second quarter. The addition of these properties delivers access to an additional 45 kilometers of the Ashanti Trend immediately north of Bogoso. Golden Star is now the largest mining property owner on the prolific Ashanti Trend, controlling over 100 kilometers of strike length.

EXPANSION OF EXPLORATION PROGRAM IN WEST AFRICA

In late 2003, the Company entered into joint venture agreements whereby it has the right to earn an interest of 51 – 82.5% in the Mininko gold property in Mali and an interest of 51 – 85% in three properties in Sierra Leone totaling 500 square kilometers subject to Golden Star meeting certain expenditure commitments.

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ROYALTY BUYBACKS IN 2003

When we acquired the Wassa gold project in 2002 we agreed to pay to the sellers two separate gold production royalties on future gold production from Wassa. The sellers also agreed to hold a $1.9 million note to be paid once Wassa began producing gold. In October 2003 we paid $11.5 million to buy back the two royalties and to pay off the debt.

When we acquired Prestea in 2001 we agreed to pay to the sellers a gold production royalty on the first one million ounces of gold produced from Bogoso/Prestea following the acquisition. We had been making these royalty payments to the sellers since that time. In November 2003 we paid $12.0 million to the sellers to buy back the balance of the royalty obligation.

SUMMARY FINANCIAL STATEMENTS

The following information is summarized and excerpted from the Company’s audited consolidated financial statements and notes thereto as filed in the Form 10-K, which we intend to file with the SEC today, in thousands, except per share amounts:

Condensed Consolidated Balance Sheets

	2003	2002

Cash	$89,970	$20,016
Other current assets	14,965	12,827
Property, plant and equipment	18,202	8,490
Deferred exploration	9,108	4,743
Mine property	56,808	17,580
Mine construction-in-progress	27,376	4,543
Other long term assets	5,962	5936
Total assets	$222,391	$74,135

Current liabilities	$8,151	$10,880
Long term debt	657	1,727
Asset retirement obligations	7,745	7,246
Minority interest	7,476	4,898
Shareholders’ equity	198,362	49,384
Total liabilities and shareholders’ equity	$222,391	$74,135

Condensed Consolidated Statements of Operations

	2003	2002	2001

Revenues	$64,370	$38,802	$24,658
Mining operations expense	32,125	26,747	24,824
Depreciation, depletion and amortization	4,993	2,459	3,420
General and administrative expenses, including option expense	5,566	3,886	2,669
Abandonment and impairment of properties	175	—	15,010
Foreign exchange gain	(2,331)	(139)	(50)
Gain on sale of assets	(1,905)	—	—
Other expenses	1,214	155	454
Net income before minority interest	24,533	5,694	(21,669)
Minority interest	(2,577)	(838)	1,085
Net income	$21,956	$4,856	$(20,584)
Earning per share – basic	$0.198	$0.070	$(0.488)
Earnings per share – diluted	$0.186	$0.063	$(0.488)

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Condensed Consolidated Statements of Cash Flows

	2003	2002	2001

Cash provided by operations	$29,076	$4,893	$2,429
Cash used in investing activities	(68,040)	(10,370)	(5,186)
Cash provided by financing activities	108,918	24,984	2,275
Increase/(decrease) in cash and cash equivalents	69,954	19,507	(482)
Cash and cash equivalents at end of year	$89,970	$20,016	$509

COMPANY PROFILE

Golden Star holds a 90% equity interest in the Bogoso/Prestea open-pit gold mine and the Wassa gold project both of which are located in Ghana. In addition, the Company has a majority interest in the currently inactive Prestea Underground mine in Ghana as well as gold exploration interests elsewhere in West Africa and in the Guiana Shield of South America. Golden Star has approximately 133 million common shares outstanding.

Statements Regarding Forward-Looking Information: Some statements contained in this news release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements are inherently uncertain and involve risks and uncertainties that could cause actual results to differ materially. Such statements include comments regarding the establishment and estimates of mineral reserves and non-reserve mineral resources, the recovery of any mineral reserves, planned operations, anticipated funding, construction cost estimates, construction completion dates, equipment requirements, production, production commencement dates, grade, processing capacity, recoveries, potential mine life, results of feasibility and technical studies, development, costs, expenditures, mine re-opening and exploration. Factors that could cause actual results to differ materially include timing of and unexpected events during construction, expansion and start-up; variations in ore grade, tonnes mined, crushed or milled; variations in relative amounts of refractory, non-refractory and transition ores; delay or failure to receive board or government approvals; timing and availability of external financing on acceptable terms; technical, permitting, mining or processing issues, and fluctuations in gold price and costs. There can be no assurance that future developments affecting the Company will be those anticipated by management. Please refer to the discussion of these and other factors in our Form 10-K for 2003. The forecasts contained in this press release constitute management’s current estimates, as of the date of this press release, with respect to the matters covered thereby. We expect that these estimates will change as new information is received and that actual results will vary from these estimates, possibly by material amounts. While we may elect to update these estimates at any time, we do not undertake to update any estimate at any particular time or in response to any particular event. Investors and others should not assume that any forecasts in this press release represent management’s estimate as of any date other than the date of this press release.

Non-GAAP Financial Measures: In this news release, the terms “total cash cost” and “cash operating cost” are used on a per ounce of gold basis. Total cash cost per ounce is equivalent to mining operations expenses for the period divided by the number of ounces of gold shipped during the period. Cash operating cost per ounce is equivalent to total cash cost per ounce, less production royalties. We have included cash operating cost information to provide purchasers with information about the cost structure of our mining operations. This information differs

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from measures of performance determined in accordance with GAAP in Canada and in the United States and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. These measures are not necessarily indicative of operating profit or cash flow from operations as determined under GAAP and may not be comparable to similarly titled measures of other companies.

For further information, please contact:

GOLDEN STAR RESOURCES LTD. Peter Bradford, President and CEO Allan Marter, Chief Financial Officer	+1 800 553 8436 +1 303 894 4613 +1 303 894 4631

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